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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FirstCity Financial Corporation:

We consent to incorporation by reference in the registration statements (Numbers 333-10345, 333-48671, 333-59333, 333-00623, 333-09485 and 333-124861 on Forms S-3 and S-8 of FirstCity Financial Corporation, of our reports dated July 20, 2007, with respect to the consolidated balance sheets of FirstCity Financial Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which report appear in the December 31, 2006 annual report on Form 10-K of FirstCity Financial Corporation. Our reports were unqualified and included an explanation paragraph that described the Company's change in method of accounting for share-based payments effective January 1, 2006, in connection with its adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and the Company's adoption of Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements, as of December 31, 2006, as discussed in Note 1 to the consolidated financial statements.

KPMG LLP

Dallas, Texas
July 20, 2007

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Consent of Independent Registered Public Accounting Firm